Exhibit 10.2
AMENDMENT TO EMPLOYMENT SEPARATION AGREEMENT
     THIS AMENDMENT TO EMPLOYMENT SEPARATION AGREEMENT (the “Amendment”), is entered into by and between TEKELEC, a California corporation (sometimes referred to herein as “Tekelec” or “Company”), and FRED LAX (sometimes referred to herein as “Former Employee”), and shall become effective when executed by both parties hereto (the “Effective Date”).
RECITALS
     A. On October 26, 2005, Tekelec and Former Employee entered into an Employment Separation Agreement with respect to Former Employee’s resignation on January 1, 2006.
     B. Former Employee has certain outstanding stock purchase rights including (among others) a nonstatutory stock option for 146,875 shares of the Company’s common stock which was granted pursuant to the 1994 Stock Option Plan with a purchase price per share of $8.54 (hereinafter referred to as the “NSO”).
     C. In accordance with the 1994 Stock Option Plan, the Employment Separation Agreement reflected that the NSO would terminate on April 1, 2006, three months after Former Employee’s resignation date. The Employment Separation Agreement did not extend the exercise period for the NSO.
     D. In connection with the filing of Tekelec’s Form 8-K in February 2006 wherein Tekelec announced it would restate previously issued financial statements, Tekelec instituted an option exercise blackout for both current and former employees under Tekelec’s stock option plans. As a result of the blackout, optionees are not allowed to exercise any of their options under the Company’s stock option plans until such time as the Company becomes current in its SEC reporting. The need to restate financial results and resulting blackout were not anticipated at the time the parties entered into the Employment Separation Agreement.
     E. As a result of the blackout, Former Employee has been and will be unable to exercise the NSO before its scheduled termination on April 1, 2006.
     F. Under the 1994 Stock Option Plan, the Compensation Committee of the Board of Directors of the Company has the authority, in its discretion, to extend the exercise period of the NSO for a period which cannot exceed three months.

     G. Former Employee has asserted that the blackout has deprived him of a substantial benefit under the 1994 Stock Option Plan and the Employment Separation Agreement.
     H. In light of Former Employee’s inability to exercise the NSO within the period following termination contemplated by the 1994 Stock Option Agreement and the Employment Separation Agreement, and to resolve all outstanding disputes between them, Tekelec has agreed to extend Former Employee’s exercise rights with respect to the NSO subject to the terms of this Agreement and the 1994 Stock Option Plan.
AGREEMENTS
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and conditions set forth herein, the receipt and sufficiency of which are hereby acknowledged, Tekelec and Former Employee hereby agree as follows:
1. Extension of Exercise Period. In consideration for Former Employee’s release of claims set forth herein, and his continuing performance of his obligations under the Employment Separation Agreement (including but not limited to Employee’s obligations under Sections 7, 8, 10 and 11 thereof), Tekelec agrees to extend the exercise period with respect to the nonstatutory stock option for 146,875 shares granted on January 31, 2003 pursuant to the 1994 Stock Option Plan (the “NSO”), through the earlier of (a) the thirtieth (30th) calendar day after the blackout ends, or (b) July 1, 2006, whereupon said NSO, to the extent not exercised, shall terminate and expire for all purposes.
2. No Guarantees of Exercisability or Value; No Other Changes. Tekelec cannot and has not promised Former Employee that the blackout will expire prior to the termination of the NSO, nor has Tekelec guaranteed the value (if any) of the NSO should it become exercisable before it terminates. Former Employee acknowledges and agrees that there can be no assurance that Former Employee will have the opportunity to exercise the NSO prior to its termination. Except as set forth in paragraph 1 above, nothing in this Agreement shall alter or affect any outstanding stock options, warrants or rights or Former Employee’s rights or responsibilities with respect thereto. Except as set forth in paragraph 1 above and Section 6 of the Employment Separation Agreement, the time period through which Former Employee may exercise his vested stock options shall expire in accordance with the terms of the stock option plans under which Former Employee’s options were granted.
3. Release of Claims.
     3.1 Effective as of the Effective Date of this Amendment, Former Employee does hereby and forever release and discharge Tekelec and the predecessor corporation of Tekelec as well as the successors, current, prior or future shareholders of record, officers, directors, heirs, predecessors, assigns, agents, employees, attorneys, insurers and representatives of each of them, past, present or future, from any and all cause or causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities and demands of any kind or character whatsoever, whether known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not heretofore brought before any state or federal agency, court or other governmental entity (“Claims”) which, directly or indirectly, in whole or in part, relate or are attributable to, connected with, or incidental to Former Employee’s rights, ability or inability to exercise the NSO prior to or due to the “blackout” implemented by Tekelec in February 2006.
     3.2 Waiver of Unknown Claims. Former Employee acknowledges that he is aware that he may hereafter discover claims or facts different from or in addition to those he now knows or believes to be true with respect to the matters herein released as set forth in paragraph 3.1 above, and he agrees that this release shall be and remain in effect in all respects a complete general release as to the matters released and all claims relative thereto which may exist or may heretofore have existed, notwithstanding any such different or additional facts. Former Employee acknowledges that he has been informed of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which he has or may have under said Section, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
     3.3 Covenant Not to Sue and Related Matters. Former Employee covenants that he will not make, assert or maintain against any person or entity that Former Employee has released in this Agreement, any claim, demand, action, cause of action, suit or proceeding arising out of or in connection with the matters herein released. Former Employee represents and warrants that he has not assigned or transferred, purported to assign or transfer, and will not assign or transfer, any matter or claim herein released. Former Employee represents and warrants that he knows of no other person or entity which claims an interest in the matters or claims herein released. Former Employee agrees to, and shall at all times, indemnify and hold harmless each person and entity that Former Employee has released in this Agreement against any claim, demand, damage, debt, liability, account, action or cause of action, or cost or expense, including attorneys’ fees, resulting or arising from any breach of the representations, warranties and covenants made herein.
4. Legal Advice and Construction of Agreement. Both Tekelec and Former Employee have received (or have voluntarily and knowingly elected not to receive) independent legal and tax advice with respect to the advisability of entering into this Amendment and with respect to all matters covered by it, and neither has been entitled to rely upon or has in fact relied upon the legal or other advice of the other party or such other party’s counsel (or employees) in entering into this Agreement. Without limiting the generality of the foregoing, Former Employee has not relied upon the legal or other advice of the General Counsel of Tekelec.

5. Entire Agreement. This Amendment together with the Employment Separation Agreement, constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. Except as specifically modified by this Amendment, all of the terms and provisions of the Employment Separation Agreement shall remain in effect and shall be deemed to incorporate the terms of this Amendment as if entered into concurrently therewith.
6. Review Rights. Former Employee acknowledges that he was advised in writing to consult with an attorney prior to executing this Amendment and further acknowledges that he has been given through March 31, 2006, within which to consider the terms and provisions of this Amendment. If Former Employee has not executed and delivered to Tekelec this Agreement prior to the close of business on March 31, 2006, the Company’s offer as set forth herein shall be deemed withdrawn.

TEKELEC		FRED LAX

By:	/s/ Ronald W. Buckly	Signature:	Fred Lax

Name:	Ronald W. Buckly	Date:	3/31/06

Title:	SVP & General Counsel

Date:	3/31/06

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